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                                   Exhibit 5





                                January 13, 1998



TCI Music, Inc.
8101 East Prentice Avenue, Suite 500
Englewood, Colorado 80111

                 Re:      Validity of Common Stock

Ladies and Gentlemen:

                 We have acted as counsel to TCI Music, Inc., a Delaware corporation (the "Company"), in connection with its Registration Statement on Form S-8 relating to 4,000,000 shares of the Company's Series A Common Stock, par value $.01 per share (the "Shares") pursuant to the TCI Music, Inc. 1997 Stock Incentive Plan (the "Plan").

                 We have examined the Company's certificate of incorporation, bylaws, and resolutions of the Company's board of directors authorizing the Shares for reservation and issuance.

                 Based on the foregoing examination, we advise you that in our opinion the Shares of common stock being offered pursuant to the Registration Statement on Form S-8 have been duly authorized and when issued and sold pursuant to the terms of the Plan, will be legally issued, fully paid and nonassessable.

                 We consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 referred to above. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                   Yours truly,

                                                   /s/ SHERMAN & HOWARD L.L.C.